UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 14, 2008

China Solar & Clean Energy Solutions, Inc.

Exact name of registrant as specified in its charter)

Nevada	000-12561	95-3819300
(State of Incorporation)	(Commission File No.)	(IRS Employer
Identification No.)

Building 3 No. 28, Feng Tai North Road, Beijing China, 100071

(Address of principal executive offices, including zip code)

+86-10-63850516

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective March 14, 2008, Mr. Gary Lam resigned from his position as Chief Financial Officer to pursue other interests. Mr. Lam’s resignation was not the result of any disagreement with us on any matter relating to our operations, policies or practices.

Effective March 14, 2007 the Board appointed Mr. Yihai Yang, age 43, as the Acting Chief Financial Officer. Mr. Yang’s employment is “at will” and not for any specific term and he will be paid a monthly salary of RMB 22,000. Mr. Yang does not have any relationship or related transaction with us that would require disclosure pursuant to Item 401(d) or Item 404(a) of Regulation S-K.

From September 2006 until the present Mr. Yang, served as Financial Controller of China Diagnostics Medical Corporation, a company engaged in the business of pharmaceutical research and development. From April 2005 to August 2006, Mr. Yang served as the Chief Financial Officer of Beijing Tanglewood Tour Development, Ltd., a company engaged in the business of real estate investment and development. From March 2000 to July 2003 Mr. Yang worked for CE Accountancy Ltd. as a project manager. In 1990 Mr. Yang graduated from Shenyang Industrial University with a BA in Financial Accounting and in March 2005, he obtained his Master Degree in Finance and Accounting from London South Bank University.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibit No.	Description

	99.1	Press release dated March 20, 2008 announcing the resignation of Gary Lam as Chief Financial Officer effective March 14, 2008, and the appointment of Yihai Yang as the acting Chief Financial Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

China Solar & Clean Energy Solutions, Inc.
(Registrant)

Date: March 20, 2008	By:	/s/ Deli Du
Deli Du
President and Chief Executive Officer